Exhibit 99.1

August 14, 2014

RXi Pharmaceuticals Reports Financial Results

for the Second Quarter of 2014

MARLBOROUGH, Mass./PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for the quarter ended June 30, 2014, and provided a business update.

“Despite the general market down-turn in sentiment about biotech values, RXi Pharmaceuticals has continued to grow value in line with its promises to shareholders,” said Dr. Geert Cauwenbergh, President and CEO of the Company. He added that, “We expect the company to continue to add data in the coming months that should add value to the unique IP position that we have in the RNAi space.”

Second Quarter 2014 and Recent Corporate Highlights

•	Entered into a Purchase Agreement with Lincoln Park Capital, LLC: The Company announced in April 2014 that the Company had entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, whereby LPC is committed to purchase up to an aggregate of $20 million of shares of the Company’s common stock. Upon execution, LPC purchased 500,000 shares of common stock at $4.00 per share, for an initial investment of $2 million; the Company also issued 100,000 shares to LPC as a commitment fee for the facility. Upon the filing of the first investigational drug application for an ophthalmologic project with the U.S. Food and Drug Administration, LPC will make an additional $1 million share purchase at prevailing market prices of the Company’s common stock. In addition, at the sole discretion of the Company, we may sell up to $17 million worth of common stock to LPC over the 30-month term of the agreement. The funds, in part, will serve to advance research and development activities for the Company’s ophthalmological pre-clinical drug pipeline.

•	Announced the Initiation of a Phase 2 Keloid Study: The Company announced in April 2014 that the first patient in the Company’s Phase 2a study (RXI-109-1401) was enrolled for the prevention of keloid recurrence. In this study, patients with two keloids of similar size and location are selected for keloidectomy. After this procedure, the lesions are closed and one is treated with RXI-109, and the other is treated with placebo. Patients will be followed for several months after the end of treatment.

•	Positive Results with RXI-109 in the Eyes of Cynomolgus Monkeys as Part of a Dose-Range Finding Study: The Company announced results from the assessment of connective tissue growth factor (CTGF) protein levels following intravitreal injection of RXI-109 in the eyes of cynomolgus monkeys as part of a dose-range finding study. Intravitreal administration of RXI-109 resulted in a reduction of CTGF protein levels in a dose-dependent manner in the retina, as well as in cornea tissue. IND-supporting toxicity testing of RXI-109 in the eye is slated to begin soon.

•	Granted U.S. Notice of Allowance Covering Self-Delivering (sd-rxRNA®) Technology Platform: The Company received a Notice of Allowance from the United States Patent and Trademark Office in May 2014 on a patent covering our novel, self-delivering RNAi platform (sd-rxRNA). The patent titled “Reduced Size Self-Delivering RNAi Compounds” broadly covers both the composition and methods of use of our self-delivering platform technology. The patent, once issued, will be scheduled to expire in 2029.

•	Appointment of Peter Campochiaro, M.D. to the Company’s Scientific Advisory Board: Dr. Peter Campochiaro joined the Company’s Scientific Advisory Board in July 2014. Dr. Campochiaro is the George S. and Dolores Dore Eccles Professor of Ophthalmology and Neuroscience in the Johns Hopkins University School of Medicine. He is a prominent researcher, clinician and educator in the field of ophthalmology and sees patients at the Wilmer Eye Institute at Johns Hopkins.

Financial Highlights

Cash and Cash Equivalents

At June 30, 2014, the Company had cash and cash equivalents of approximately $11.9 million, compared to $14.4 million cash, cash equivalents and short-term investments at December 31, 2013.

Net Loss

Net loss for the three months ended June 30, 2014 was $2.0 million, including $0.5 million in non-cash share-based compensation expense, compared with a net loss of $2.0 million, including $0.4 million in non-cash share-based compensation expense, for the three months ended June 30, 2013.

Net loss for the six months ended June 30, 2014 was $4.3 million, including $0.9 million in non-cash share-based compensation expense, compared to a net loss of $16.4 million, including $1.1 million in non-cash share-based compensation expense, for the six months ended June 30, 2013. The decrease in net loss of $12.1 million was primarily attributable to a one-time charge of $12.3 million in the first quarter of 2013 related to the fair value of common shares issued to OPKO Health, Inc. (“OPKO”) for the purchase of substantially all of OPKO’s RNAi-related assets.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the three months ended June 30, 2014 was $3.2 million compared to a net loss applicable to common stockholders of $4.4 million for the comparable period in 2013. The decrease in net loss applicable to common stockholders of $1.2 million was primarily attributable to a decrease of $1.2 million in the fair value of dividends paid in additional preferred stock to the Company’s preferred shareholders.

Net loss applicable to common stockholders for the six months ended June 30, 2014 was $7.3 million compared to a net loss applicable to common stockholders of $22.3 million for the comparable period in 2013. The decrease in net loss applicable to common stockholders of $15.0 million was primarily attributable to the aforementioned decrease in net loss as compared to prior year and a decrease of $2.9 million in the fair value of dividends paid in additional preferred stock to the Company’s preferred shareholders.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2014 were $1.2 million, compared to $1.2 million for the three months ended June 30, 2013 and were consistent year over year.

Research and development expenses for the six months ended June 30, 2014 were $2.7 million, compared to $15.0 million for the six months ended June 30, 2013. The decrease of $12.3 million is primarily related to the one-time charge in the first quarter of 2013 related to the fair value of common shares issued to OPKO for the purchase of substantially all of OPKO’s RNAi-related assets.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2014 were $0.9 million, compared to $1.0 million for the three months ended June 30, 2013. The decrease of $0.1 million was due was primarily due to a decrease in printing fees related to our public filings and a decrease in legal fees in connection with the Company’s reverse split which was completed in July 2013.

General and administrative expenses for the six months ended June 30, 2014 were $1.7 million, compared to $1.7 million for the six months ended June 30, 2013. General and administrative expenses were consistent year over year.

Preferred Stock Dividends

Preferred stock dividends were $1.2 million for the three months ended June 30, 2014, compared to $2.4 million for the comparable period in 2013. The decrease of $1.2 million is due to due changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

Preferred stock dividends were $3.0 million for the six months ended June 30, 2014, compared to $5.9 million for the comparable period in 2013. The decrease of $2.9 million is due to due changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi (sd-rxRNA®) platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate the expression of specific genes that may be over-expressed in disease conditions. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the Company’s Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, entered into human clinical trials in June 2012 and is currently being evaluated in Phase 2 clinical trials to reduce dermal scarring (fibrosis). RXI-109 is also being evaluated in pre-clinical studies for retinal scarring. RXI-109 targets connective tissue growth factor (CTGF), a key player in development of dermal scarring, retinal scarring and fibrosis. RXi’s sd-rxRNA oligonucleotides are designed for therapeutic use and have drug-like properties, such as high potency, target specificity, serum stability, reduced immune response activation, and efficient cellular uptake. These hybrid oligonucleotide molecules combine the beneficial properties of conventional RNAi and antisense technologies. This allows sd-rxRNAs to achieve efficient cellular uptake and potent, long-lasting intracellular activity. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we will complete our Phase 2 clinical trials for RXI-109 within anticipated time periods and budgets; and statements about other future expectations. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trials with RXI-109 may not be successful in evaluating the continued safety and tolerability of RXI-109 or providing preliminary evidence of the reduction of formation of surgical scars; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30, 2014	For the Three Months Ended June 30, 2013	For the Six Months Ended June 30, 2014	For the Six Months Ended June 30, 2013

Total revenues	$12	$225	$41	$278

Research and development expenses	1,183	1,213	2,659	14,985
General and administrative expenses	850	977	1,693	1,652

Operating loss	(2,021)	(1,965)	(4,311)	(16,359)
Interest income, net	5	4	11	4
Other income (expense), net	10	—	10	(3)

Net loss	(2,006)	(1,961)	(4,290)	(16,358)
Series A and Series A-1 convertible preferred stock dividends	(1,213)	(2,399)	(2,968)	(5,946)

Net loss applicable to common stockholders	$(3,219)	$(4,360)	$(7,258)	$(22,304)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.23)	$(0.39)	$(0.54)	$(2.52)

Weighted average common shares outstanding:
Basic and diluted	14,015,451	11,168,144	13,319,634	8,845,026

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$11,911	$11,390
Restricted cash	50	50
Short-term investments	—	3,000
Prepaid expenses and other current assets	367	303

Total current assets	12,328	14,743
Equipment and furnishings, net	204	177
Other assets	18	18

Total assets	$12,550	$14,938

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$293	$163
Accrued expenses and other current liabilities	682	1,795
Deferred revenue	78	118

Total current liabilities	1,053	2,076
Total Series A convertible preferred stock	4,935	7,920
Total stockholders’ equity	6,562	4,942

Total liabilities, Series A convertible preferred stock and stockholders’ equity	$12,550	$14,938